SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Dunham Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

10251 Vista Sorrento Parkway, Suite 200

San Diego, CA 92121

TELEPHONE NUMBER:

(858) 964-0500

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Jeffrey A. Dunham

10251 Vista Sorrento Parkway, Suite 200

San Diego, CA 92121

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of San Diego and State of California on this 7th day of December, 2007.

ATTEST:	Dunham Funds
/s/__________________	/s/_________________________
By: Denise S. Iverson, Secretary	By: Jeffrey A. Dunham, President